Exhibit 10.1

FIRST AMENDMENT TO

COMMERCIAL LEASE AGREEMENT

This First Amendment to Commercial Lease Agreement ("First Amendment") is made by and between IPX MEMORIAL DRIVE INVESTORS, LLC, a Delaware limited liability company ("Landlord") and MOLECULIN BIOTECH, INC., a Delaware corporation (“Tenant”), on this 6th day of September, 2023 (the “Effective Date”).

WHEREAS, Landlord and Tenant entered into that certain Commercial Lease Agreement dated March 22, 2018 (the "Lease") whereby Landlord leases to Tenant certain office space consisting of approximately 2,333 rentable square feet of space commonly known as Suite 950 (the "Premises") located on the ninth (9th) floor of that certain office building located at 5300 Memorial Drive, Houston, Texas (the "Building");

WHEREAS, Landlord and Tenant desire to amend the Lease to evidence their agreement to (i) extend the Term of the Lease and (ii) make certain other amendments to the Lease, all as more particularly set forth in this First Amendment.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

AGREEMENTS

1.     Recitals. The above recitals are incorporated herein for all purposes.

2.   Extension Term. The Term of the Lease expires on February 29, 2024. The term of the Lease is hereby extended for a term (the "Extension Term") commencing on September 1, 2023 (the "Extension Commencement Date") and expiring on August 31, 2029. All references to "Term" in the Lease shall also refer to the Extension Term, except as may be otherwise set forth herein. Tenant shall continue to have the Renewal Option as set forth in Section 53 of the Lease, provided that such renewal term shall commence at the end of the Extension Term as set forth herein and references to the "Term" in Section 53 shall mean and include the initial term of the Lease as extended by the Extension Term herein. The Right of First Refusal as set forth in Extension 54 of the Lease shall remain in effect during the Extension Term in accordance with the terms set forth therein.

3.    Base Rent. Tenant shall continue to pay to Landlord monthly Base Rent for the Premises as set forth in the Lease until the Extension Commencement Date. Thereafter, from and after the Extension Commencement Date and during the Extension Term of the Lease, Tenant shall pay to Landlord monthly Base Rent for the Premises as follows:

Period	Annual Base Rent PRSF	Monthly Base Rent
9/1/2023 - 2/29/2024*	$24.00	$4,666.00
3/1/2024 - 8/31/2024	$24.00	$4,666.00
9/1/2024 - 8/31/2025	$24.50	$4,763.21
9/1/2025 - 8/31/2026	$25.00	$4,860.42
9/1/2026 - 8/31/2027	$25.50	$4,957.63
9/1/2027 - 8/31/2028	$26.00	$5,054.83
9/1/2028 - 8/31/2029	$26.50	$5,152.04

* So long as Tenant is not in default beyond any applicable cure periods under the terms and conditions of this Lease as of the date any Rent would otherwise be due and owing, Tenant shall be entitled to a full credit of Base Rent and Additional Rent for the period from September 1, 2023 through February 29, 2024 (the "Abatement Period") (for a total estimated credit of $44,781.94). Said credit shall be used solely to offset Base Rent and Additional Rent during the Abatement Period and in no circumstances shall Tenant be paid any amounts pursuant thereto. Tenant shall continue to be responsible for the payment of all of its other monetary obligations under this Lease during the Abatement Period. In the event Tenant is in default (after any applicable grace or cure periods) under the terms and conditions of this Lease on the day any installment of Rent would have been due hereunder but for the aforesaid abatement of Base Rent and Additional Rent during the Abatement Period, then, in such event, the rent abatements as set forth above, shall no longer be in effect and Tenant shall be obligated, during the period of such uncured default, to pay the full installments of Base Rent in the amount set forth in the above Base Rent Schedule and Additional Rent. In the event of a default by Tenant under the terms of this Lease that results in early termination of this Lease, Landlord shall be entitled to the recovery of the full Base Rent and Additional Rent abated hereunder. In no event shall Tenant be entitled to any extension of any Abatement Period because of any payment of Base Rent or Additional Rent made due to defaults.

4.     Additional Rent. Tenant shall continue to pay its Pro-rata Share of Operating Expenses and Taxes for the Premises as set forth in the Lease. The Operating Expenses cap on Controllable Operating Expenses as set forth in Section 7(c) of the Lease shall continue to apply during the Extension Term.

5.    Leasehold Improvements. Landlord shall have no obligation to make any improvements or alterations to the Premises and Tenant accepts the Premises on an "AS-IS", "WITH ALL FAULTS" condition, and "WITHOUT WARRANTY, EXPRESS OR IMPLIED" during the Extension Term, except that Landlord shall, at Landlord's expense, (i) repair the water line from the dishwasher by installing a filter for the water line and a replaceable filter for the dishwasher to serve both hot and cold water, (ii) install a new like kind stainless steel dishwasher within the Premises, (iii) repair the lock to the sliding patio door, (iv) replace the broken mini blinds, and (v) install vertical blinds on sliding glass door (collectively, the "TI Work"). Landlord shall use commercially reasonable efforts to substantially complete the TI Work within one hundred twenty (120) days following the Effective Date of this First Amendment (the "Target Date"). Tenant shall cooperate with Landlord in allowing Landlord to complete the TI Work and by keeping the area clear of clutter so that the work may be performed.

6.    Parking. Section l(o) of the Lease shall be modified to provide that reserved parking charges for two (2) reserved spaces will be abated for the Extension Term of the Lease.

7.    Brokerage. Landlord and Tenant each warrant to the other that is has not dealt with any broker, finder or similar agent in connection with this transaction except for ICO Commercial, representing Tenant ("Tenant's Broker") and Jones Lang LaSalle Brokerage, Inc, representing Landlord ("Landlord's Broker"; together with Tenant's Broker, the "Brokers"). Landlord agrees to pay the Brokers a commission pursuant to the terms of a separate agreement between Landlord and Brokers. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party, except the Brokers.

8.     Estoppel. Tenant represents and warrants that, as of the Effective Date of this First Amendment, Landlord is not in default under the Lease and no events have occurred which, with the giving of notice or the passage of time, would become a default by Landlord under the Lease. Tenant acknowledges that Landlord is relying on the foregoing representation in entering into this First Amendment.

9.     Miscellaneous.

a.    It is mutually agreed that all covenants, conditions and agreements set forth in the Lease (as hereby amended) shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective successors and assigns.

b.    Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this First Amendment shall be resolved in favor of the terms and provisions of this First Amendment.

c.    Except as otherwise expressly provided herein, all defined terms shall have the meanings ascribed to them in the Lease.

d.    This First Amendment shall not be modified except in writing and signed by both parties hereto.

e.    This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, which together will constitute one in the same agreement.

f.    This First Amendment shall be governed and construed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE(S) TO FOLLOW]

[SIGNATURE PAGE FOR FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first set forth above.

LANDLORD:

IPX MEMORIAL DRIVE INVESTORS, LLC, a

Delaware limited liability company

By: /s/ Gregory K. Chapin

Name: Gregory K. Chapin

Title: Vice President

TENANT:

MOLECULIN BIOTECH, INC., a Delaware corporation

By: /s/ Jonathan P. Foster 09/01/23

Name: Jonathan P. Foster, CPA, CGMA

Title: EVP and CFO